Exhibit 99.1

Supreme Industries, Inc. Declares $0.30 in Cash Dividends

Goshen, Ind.—November 17, 2016—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced that its Board of Directors has declared a special cash dividend of twenty six and one half cents ($0.265) per share on its Class A and Class B common stock, in addition to its regular quarterly dividend of three and one half cents ($0.035) per share on its Class A and Class B common stock. These cash dividends are payable on January 3, 2017, to holders of record at the close of business on December 12, 2016.

“The strength of our 2016 cash flows and limited debt allows Supreme to return a special cash dividend while retaining the flexibility to invest in new products, process improvements and pursue accretive acquisitions,” stated Mark D. Weber, President and Chief Executive Officer.

Future dividend payments are subject to business conditions, the Company’s financial position, and requirements for working capital, property, plant, and equipment expenditures and other corporate purposes.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available online at: www.supremecorp.com or www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases, interest rate increases, a change in the number of vehicles subject to a recall, changes in the costs of implementing the recall, actions by NHTSA, including fines and/or penalties, or limitations on the availability of materials used to implement the recall. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Investor Relations Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130